POWER OF ATTORNEY FOR
                       SCHEDULES 13D AND 13G AND FORMS 13F


         I, Richard A. Kayne, in my individual capacity and as the principal executive officer of KA Associates, Inc. and Kayne, Anderson Investment Management, Inc. hereby appoint Alvin J. Portnoy as attorney-in-fact and agent, in all capacities, to execute, on my behalf and on behalf of the above-listed corporations for which I serve as the principal executive officer, and to file with the appropriate issuers, exchanges and regulatory authorities, any and all Schedules 13D, Schedules 13G and Forms 13F and documents relating thereto and requests for confidential treatment of information contained therein. I hereby grant to said attorney-in-fact full authority to do every act necessary to be done in order to effectuate the same as fully, to all intents and purposes, as I could if personally present, thereby ratifying all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof.

         I hereby execute this Power of Attorney as of this _____ day of ________________, 19____.


                                            _________________________________
                                            Richard A. Kayne